Exhibit 99.1

Murphy USA Inc. Reports Preliminary Fourth Quarter 2017 Results

El Dorado, Arkansas, Jan. 31, 2018 (GLOBE NEWSWIRE) – Murphy USA Inc. (NYSE: MUSA), a leading marketer of retail motor fuel products and convenience merchandise, today announced preliminary financial results for the three and twelve months ended December 31, 2017.
Key Highlights:

•
Net income was $124.8 million, or $3.58 per diluted share, in Q4 2017 compared to net income of $43.8 million, or $1.14 per diluted share, in Q4 2016. The fourth quarter included an estimated deferred tax benefit of $89 million as a result of the enactment of the Tax Cuts and Jobs Act in December 2017, which increased net income. For the full year, net income was $245.3 million, or $6.78 per diluted share, compared to 2016 net income of $221.5 million, or $5.59 per diluted share.

•
Total fuel contribution (retail fuel margin plus product supply and wholesale ("PS&W") results including RINs) for Q4 2017 was 16.5 cpg compared to 15.4 cpg in Q4 2016. For the full year, total fuel contribution was 16.4 cpg compared to 15.4 cpg in 2016.

•
Total retail gallons declined 2.6% to 1.0 billion gallons for the network during Q4 2017 while volumes on an average per store month ("APSM") basis declined 5.9% versus prior year quarter. For the full year, total retail gallons declined 1.3% to 4.1 billion gallons, while APSM volumes were down 5.3%.

•
Merchandise contribution dollars grew 8.1% during the quarter to $97.0 million on average unit margins of 16.3%, which was a new quarterly record and up 100 basis points from 15.3% in Q4 of 2016. For the full year, merchandise contribution dollars were up 4.7% on average unit margins of 16.1%, a full year record and a 50 basis point increase versus 2016.

•
During the quarter, 23 new stores opened, in addition to 4 raze-and-rebuild locations. For the full year, 45 new stores were opened, in addition to 21 raze-and-rebuild locations. Our year-end store count is 1,446.

•
Common shares repurchased during the fourth quarter were approximately 712 thousand for $54 million at an average price of $76 per share. Full year 2017 common shares repurchased totaled 3.0 million shares for $206 million at an average price of $69 per share.

"We are extremely pleased with the company’s performance in 2017," said President and CEO Andrew Clyde.  "The business was resilient against continued headwinds, challenging macroeconomic conditions, and especially in the first quarter, regulatory uncertainty that resulted in a change to our guidance early in the year.  However, our focused strategy and operating discipline generated full-year results that were within the original guidance range for Adjusted EBITDA and well above our guidance for net income thanks to the passage of the Tax Cuts and Jobs Act, which will provide continued tangible benefits into 2018.”  Clyde concluded, "Although challenges and regulatory uncertainty persist, Murphy USA has repeatedly proven its resilience to external factors and its ability to add value to its business.  We enter 2018 with an attractive free cash flow profile to continue executing our balanced capital allocation strategy to create long-term shareholder value."

Consolidated Results

	Three Months Ended December 31,		Twelve Months Ended December 31,
Key Operating Metrics	2017	2016	2017	2016
Net income ($ Millions)	$124.8	$43.8	$245.3	$221.5
Earnings per share (diluted)	$3.58	$1.14	$6.78	$5.59
Adjusted EBITDA ($ Millions)	$99.0	$103.2	$405.9	$400.1
Net income and earnings per share in Q4 2017 were above prior year levels due primarily to the impact of the enactment of the Tax Cuts and Jobs Act in December 2017. This tax law change resulted in the existing net deferred tax liabilities being revalued to lower corporate tax rates for future periods and generated an estimated benefit to income tax expense of $88.9 million in Q4 2017. The estimate is based on currently available information and is a non-cash benefit. Adjusted EBITDA for the current quarter was slightly lower than the prior year quarter primarily because of increased charitable donations of $10 million in SG&A expense that were accelerated into December 2017 in advance of lower future corporate tax rates as part of a tax planning strategy. Net income and earnings per share in the twelve-month period ended December 31, 2016 reflect $56.0 million of after-tax gains from the sale of the CAM pipeline system recorded in the first quarter of 2016.
Fuel

	Three Months Ended December 31,		Twelve Months Ended December 31,
Key Operating Metrics	2017	2016	2017	2016
Total fuel contribution ($ Millions)	$171.9	$164.2	$677.7	$647.2
Total fuel contribution (including retail, PS&W and RINs) (cpg)	16.5	15.4	16.4	15.4
Total retail fuel contribution ($ Millions)	$143.9	$112.7	$581.0	$485.8
Retail fuel volume - chain (Million gal)	1,039.3	1,066.5	4,140.9	4,195.2
Retail fuel volume - per site (K gal APSM)	242.1	257.3	245.3	259.1
Retail fuel margin (cpg excl credit card fees)	13.8	10.6	14.0	11.6
PS&W including RINs contribution (cpg)	2.7	4.8	2.4	3.8
Total fuel contribution dollars increased 4.7% in Q4 2017 due primarily to a 27.7% increase in retail margin dollars, partially offset by lower contribution from PS&W including RINs. For the full year, total fuel contribution dollars also increased 4.7%. APSM volumes declined 5.9% quarter-over-quarter to 242,106, primarily due to continued competitive pressures and to a lesser extent, the impact of hurricanes Harvey and Irma. The contribution from PS&W including RINs continues to deliver in the guided range of 2 cpg to 3 cpg.
Merchandise

	Three Months Ended December 31,		Twelve Months Ended December 31,
Key Operating Metrics	2017	2016	2017	2016
Total merchandise contribution ($ Millions)	$97.1	$89.8	$381.2	$364.1
Total merchandise sales ($ Millions)	$595.6	$588.4	$2,372.7	$2,338.6
Total merchandise sales ($K APSM)	$138.7	$141.9	$140.5	$144.4
Merchandise unit margin (%)	16.3%	15.3%	16.1%	15.6%
Tobacco contribution ($K APSM)	$13.6	$13.1	$13.3	$13.3
Non-tobacco contribution ($K APSM)	$9.0	$8.6	$9.3	$9.2
Total merchandise contribution ($K APSM)	$22.6	$21.7	$22.6	$22.5

Merchandise performance was strong in the fourth quarter with total merchandise contribution dollars increasing 8.1% at 16.3% margins, a new quarterly record, driven by growth in both the tobacco and non-tobacco categories. For the full year, total merchandise contribution dollars were up 4.7%, at 16.1% unit margins, which was a new annual record.
Other areas

	Three Months Ended December 31,		Twelve Months Ended December 31,
Key Operating Metrics	2017	2016	2017	2016
Total station and other operating expense ($ Millions)	$130.3	$123.4	$514.9	$493.3
Station OPEX excl credit card fees ($K APSM)	$20.6	$20.6	$20.8	$21.4
Total SG&A cost ($ Millions)	$40.0	$28.1	$141.2	$122.7
Total station and other operating expenses increased $6.9 million for the quarter, reflecting new store additions and slightly higher payment fees due to 12% higher retail fuel prices. However, on a per store basis, operating expenses excluding payment fees were essentially flat. SG&A was higher for the quarter due primarily to accelerated charitable donations of $10 million that were made as part of a tax planning strategy. For the full year, operating expenses excluding credit card fees declined 2.6% on an APSM basis, driven by lower employee related expense.
Station Openings
Murphy USA opened 23 retail locations in Q4 2017, in addition to 4 raze-and-rebuild locations, bringing the year end store count to 1,446, consisting of 1,158 Murphy USA sites and 288 Murphy Express sites. For the full year, we opened 45 new stores and completed 21 raze-and-rebuilds.
Financial Resources

	As of December 31,
Key Metrics	2017	2016
Cash and cash equivalents ($ Millions)	$170.0	$153.8
Long-term debt ($ Millions)	$860.9	$629.6

	Three Months Ended December 31,		Twelve Months Ended December 31,
Key Metrics	2017	2016	2017	2016
Average shares outstanding (diluted) (in thousands)	34,898	38,297	36,156	39,646
Cash balances on December 31, 2017 totaled $170.0 million. Long-term debt consisted of approximately $494 million in carrying value of 6% senior notes due in 2023, $295 million in carrying value of 5.625% senior notes due in 2027 and $92 million of term debt less $20 million of current maturities, which is reflected in current liabilities. Remaining undrawn borrowing capacity under the ABL was $258 million as of December 31, 2017.

Common shares repurchased during the current quarter were approximately 712 thousand for $54.0 million. The company completed its previously announced $500 million share repurchase plan during Q4 2017. We remain committed to an ongoing program of share repurchases.  In the past, our Board of Directors has typically allocated capital for this purpose at a rate of up to $50 to $100 million per quarter, depending on upcoming liquidity needs and other relevant factors.  The amount purchased in any given quarter fluctuates, as we may execute the entire allocation or only a portion, depending on market and other considerations.  We expect to continue to conduct share repurchases under quarterly allocations in line with our past practice; however, depending on market conditions and other factors, only a portion may be executed. In addition, there may be certain quarters in which no allocation is made due to competing capital or other business priorities. At December 31, 2017, the Company had common shares outstanding of 34,091,534.
2017 Guidance Update and 2018 Guidance Ranges

2018 Guidance	2017 Updated Guidance Range	2017 Actual Results	2018 Guidance Range
Organic Growth
New Stores	45 to 50	45	Up to 30
Raze and Rebuilds	15 to 20	21	Up to 25
Fuel Contribution
Total fuel contribution ($ Millions)	N/A	$678	$575 to $700
Annual retail volume (Billion gallons)	4.3 to 4.5	4.1	4.1 to 4.3
Retail fuel volume per store (K gallons APSM)	255 to 265	245.3	235 to 245
Total fuel contribution (cpg)	12.5 to 15	16.4	14 to 16.5
Fuel Breakeven
Merchandise contribution ($ Millions)	$380 to $390	$381	$390 to $400
Total merchandise sales ($ Millions)	$2,400 to $2,450	$2,373	$2,400 to $2,450
Retail station OPEX excluding credit cards (APSM % YOY change)	Flat to -2%	(2.6)%	Flat to +2%
Corporate Costs
SG&A ($ Millions per year)	$135 to $140	$141	$135 to $140
Effective Tax Rate	N/A	(2.2)%	24% to 26%
Capital Allocation
Capital expenditures ($ Millions)	$250 to $300	$274	$225 to $275
Net income ($ Millions)	$90 to $160	$245	$155 to $195
Adjusted EBITDA (non-GAAP) ($ Millions)	$340 to $410	$406	$390 to $440
Management's annual guidance for 2018 reflects the Company's economic and market environment assessment, business improvement initiatives and potential headwinds. Key 2018 guidance ranges include the following assumptions and are subject to the uncertainties noted below:
Organic Growth:

•	New store additions and raze-and-rebuild sites reflect a disciplined capital approach to the highest return opportunities
Fuel Contribution:

•	Total fuel contribution guidance reflects a potentially wide range of outcomes given historical volatility in margins

•
Total network fuel volumes are expected to be flat or higher, as the impact from new site additions could be offset by lower per store volumes, and reflect a variety of market scenarios around competitive dynamics

•	Fuel margin guidance of 14 to 16.5 cpg reflects management expectations for the combined results of our retail business and PS&W business, including RIN income
Fuel Breakeven:

•	Merchandise contribution represents a range of outcomes based on management's expectations around higher merchandise sales and margin rates bracketing 2017 actuals

•	Store operating expense per site, before credit card fees, are expected to be flat to slightly higher
Corp Costs:

•	SG&A costs reflect investments in IT related enhancements and other corporate projects, subject to timing and allocation of resources

•	The effective tax rate in 2018 is expected to be in a range of 24% to 26%
Capital Allocation:

•
Capital expenditures reflect new store growth, raze-and-rebuild activity, store maintenance and improvements, land acquisition, and continued implementation of various corporate infrastructure projects

•
The Net Income range presented above is subject to additional uncertainties which could cause actual results to differ meaningfully from forecast results, including without limitation (1) the unpredictability of special tax items, changes in profitability mix to states with or without income tax and timing of settlement of outstanding tax matters; (2) the timing of new store development or amount of capital expended to develop these stores; and (3) the existence and/or timing of raze-and-rebuild activity

•	Net Income and Adjusted EBITDA ranges provided reflect the impact of the above guidance components as adjusted for management's expected interactions across the components
* * * * *
Earnings Call Information
The Company will host a conference call on February 1, 2018 at 10:00 a.m. Central time to discuss fourth quarter 2017 results. The conference call number is 1 (844) 613-1037 and the conference number is 5467727. The earnings and investor related materials, including reconciliations of any non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the Murphy USA website (http://ir.corporate.murphyusa.com). Approximately one hour after the conclusion of the conference, the webcast will be available for replay. Shortly thereafter, a transcript will be available.

Source: Murphy USA Inc. (NYSE: MUSA)
Forward-Looking Statements
Certain statements in this news release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risk and uncertainties, including, but not limited to anticipated store openings, fuel margins, merchandise margins, sales of RINs and trends in our operations. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: our ability to continue to maintain a good business relationship with Walmart; successful execution of our growth strategy, including our ability to realize the anticipated benefits from such growth initiatives, and the timely completion of construction associated with our newly planned stores which may be impacted by the financial health of third parties; our ability to effectively manage our inventory, disruptions in our supply chain and our ability to control costs; the impact of severe weather events, such as hurricanes, floods and earthquakes; the impact of any systems failures, cybersecurity and/or security breaches, including any security breach that results in theft, transfer or unauthorized disclosure of customer, employee or company information or our compliance with information security and privacy laws and regulations in the event of such an incident; successful execution of our information technology strategy; future tobacco or e-cigarette legislation and any other efforts that make purchasing tobacco products more costly or difficult could hurt our revenues and impact gross margins; efficient and proper allocation of our capital resources; compliance with debt covenants; availability and cost of credit; and changes in interest rates. Our SEC reports, including our Annual Report on our Form 10-K for the year ended December 31, 2016 contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

Investor Contact: Christian Pikul (870) 875-7683 Director, Investor Relations christian.pikul@murphyusa.com Cell 870-677-0278	Media/ Public Relations Contact: Jerianne Thomas (870) 875-7770 Director, Corporate Communications jerianne.thomas@murphyusa.com Cell 870-866-6321

Murphy USA Inc.
Consolidated Statements of Income
(Unaudited, except for twelve months in 2016)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Thousands of dollars except per share amounts)	2017	2016	2017	2016
Operating Revenues
Petroleum product sales (a)	$2,736,898	$2,415,653	$10,287,856	$9,070,623
Merchandise sales	595,595	588,424	2,372,658	2,338,586
Other operating revenues	47,031	51,714	166,039	185,344
Total operating revenues	3,379,524	3,055,791	12,826,553	11,594,553

Operating Expenses
Petroleum product cost of goods sold (a)	2,611,579	2,302,401	9,773,211	8,603,953
Merchandise cost of goods sold	498,543	498,617	1,991,404	1,974,486
Station and other operating expenses	130,321	123,410	514,873	493,320
Depreciation and amortization	33,452	25,863	116,966	98,610
Selling, general and administrative	40,043	28,120	141,171	122,669
Accretion of asset retirement obligations	450	414	1,785	1,650
Total operating expenses	3,314,388	2,978,825	12,539,410	11,294,688

Gain (loss) on sale of assets	(524)	(428)	(3,950)	88,212
Income from operations	64,612	76,538	283,193	388,077

Other income (expense)
Interest income	478	104	1,309	578
Interest expense	(12,792)	(9,924)	(46,660)	(39,704)
Other nonoperating income (expense)	(1,089)	114	2,180	3,080
Total other income (expense)	(13,403)	(9,706)	(43,171)	(36,046)
Income before income taxes	51,209	66,832	240,022	352,031
Income tax expense (benefit)	(73,631)	23,015	(5,242)	130,539
Net Income	$124,840	$43,817	$245,264	$221,492

Basic and Diluted Earnings Per Common Share
Basic	$3.62	$1.16	$6.85	$5.64
Diluted	$3.58	$1.14	$6.78	$5.59
Weighted-average shares outstanding (in thousands):
Basic	34,518	37,930	35,816	39,269
Diluted	34,898	38,297	36,156	39,646
Supplemental information:
(a) Includes excise taxes of:	$499,671	$495,131	$1,973,112	$1,961,478

Murphy USA Inc.
Segment Operating Results
(Unaudited)

(Thousands of dollars, except volume per store month, margins and store counts)	Three Months Ended December 31,		Twelve Months Ended December 31,
Marketing Segment	2017	2016	2017	2016

Operating Revenues
Petroleum product sales	$2,736,898	$2,415,653	$10,287,856	$9,070,623
Merchandise sales	595,595	588,424	2,372,658	2,338,586
Other operating revenues	46,958	51,699	165,714	185,102
Total operating revenues	3,379,451	3,055,776	12,826,228	11,594,311

Operating expenses
Petroleum products cost of goods sold	2,611,579	2,302,401	9,773,211	8,603,953
Merchandise cost of goods sold	498,543	498,617	1,991,404	1,974,486
Station and other operating expenses	130,318	123,410	514,866	493,320
Depreciation and amortization	31,870	24,270	110,530	92,242
Selling, general and administrative	40,042	28,120	141,170	122,669
Accretion of asset retirement obligations	449	414	1,784	1,650
Total operating expenses	3,312,801	2,977,232	12,532,965	11,288,320

Gain (loss) on sale of assets	(524)	(428)	(3,950)	88,212
Income from operations	66,126	78,116	289,313	394,203

Other income
Interest expense	(24)	(18)	(83)	(53)
Other nonoperating income	—	86	3,169	2,857
Total other income (expense)	(24)	68	3,086	2,804

Income from continuing operations
before income taxes	66,102	78,184	292,399	397,007
Income tax expense (benefit)	(89,076)	27,016	(2,923)	147,217
Income from continuing operations	$155,178	$51,168	$295,322	$249,790

Total tobacco sales revenue per store month	$101,659	$106,640	$102,998	$108,713
Total non-tobacco sales revenue per store month	37,078	35,291	37,551	35,697
Total merchandise sales revenue per store month	$138,737	$141,931	$140,549	$144,410

Store count at end of period	1,446	1,401	1,446	1,401
Total store months during the period	4,293	4,146	16,880	16,194

Same store sales information (compared to APSM metrics)

	Variance from prior year quarter
	Three months ended
	December 31, 2017
	SSS	APSM
Fuel gallons per month	(5.2)%	(5.9)%

Merchandise sales	(2.0)%	(2.3)%
Tobacco sales	(3.6)%	(4.7)%
Non tobacco sales	2.8%	5.1%

Merchandise margin	4.6%	4.4%
Tobacco margin	6.0%	4.2%
Non tobacco margin	2.5%	4.6%

	Variance from prior year
	Twelve months ended
	December 31, 2017
	SSS	APSM
Fuel gallons per month	(4.7)%	(5.3)%

Merchandise sales	(1.6)%	(2.7)%
Tobacco sales	(3.2)%	(5.3)%
Non tobacco sales	3.3%	5.2%

Merchandise margin	1.3%	0.5%
Tobacco margin	2.3%	(0.2)%
Non tobacco margin	(0.2)%	1.4%

Note

Average Per Store Month (APSM) metric includes all stores open through the date of the calculation.

Same store sales (SSS) metric includes aggregated individual store results for all stores open throughout both periods presented. For all periods presented, the store must have been open for the entire calendar year to be included in the comparison. Remodeled stores that remained open or were closed for just a very brief time (less than a month) during the period being compared remain in the same store sales calculation. If a store is replaced either at the same location (raze and rebuild) or relocated to a new location, it will be excluded from the calculation during the period it is out of service. New constructed sites do not enter the calculation until they are open for each full calendar year for the periods being compared (open by January 1, 2016 for the sites being compared in the 2017 versus 2016 compared).

Murphy USA Inc.
Consolidated Balance Sheets

(Thousands of dollars)	December 31, 2017	December 31, 2016
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$170,028	$153,813
Accounts receivable—trade, less allowance for doubtful accounts of $1,094 in 2017 and $1,891 in 2016	225,268	183,519
Inventories, at lower of cost or market	182,477	153,351
Prepaid expenses and other current assets	36,521	24,871
Total current assets	614,294	515,554
Property, plant and equipment, at cost less accumulated depreciation and amortization of $874,675 in 2017 and $780,426 in 2016	1,679,470	1,532,655
Other assets	37,275	40,531
Total assets	$2,331,039	$2,088,740
Liabilities and Stockholders' Equity
Current liabilities
Current maturities of long-term debt	$19,887	$40,596
Trade accounts payable and accrued liabilities	513,464	473,370
Income taxes payable	—	594
Total current liabilities	533,351	514,560

Long-term debt, including capitalized lease obligations	860,864	629,622
Deferred income taxes	154,245	204,656
Asset retirement obligations	28,159	26,200
Deferred credits and other liabilities	16,018	16,626
Total liabilities	1,592,637	1,391,664
Stockholders' Equity
Preferred Stock, par $0.01 (authorized 20,000,000 shares,
none outstanding)	—	—
Common Stock, par $0.01 (authorized 200,000,000 shares,
46,767,164 and 46,767,164 shares issued at
2017 and 2016, respectively)	468	468
Treasury stock (12,675,630 and 9,831,196 shares held at
December 31, 2017 and December 31, 2016, respectively)	(806,511)	(608,001)
Additional paid in capital (APIC)	549,910	555,338
Retained earnings	994,535	749,271
Total stockholders' equity	738,402	697,076
Total liabilities and stockholders' equity	$2,331,039	$2,088,740

Murphy USA Inc.
Consolidated Statement of Cash Flows
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Thousands of dollars)	2017	2016	2017	2016
Operating Activities
Net income	$124,840	$43,817	$245,264	$221,492
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	33,452	25,863	116,966	98,610
Deferred and noncurrent income tax charges (benefits)	(67,840)	2,771	(50,411)	40,407
Accretion of asset retirement obligations	450	414	1,785	1,650
Pretax (gains) losses from sale of assets	524	428	3,950	(88,212)
Net (increase) decrease in noncash operating working capital	21,320	48,344	(36,954)	53,726
Other operating activities - net	4,513	5,975	3,025	9,767
Net cash provided by operating activities	117,259	127,612	283,625	337,440
Investing Activities
Property additions	(56,725)	(63,233)	(258,257)	(262,144)
Proceeds from sale of assets	198	326	887	85,327
Changes in restricted cash	—	—	—	68,571
Other investing activities - net	(138)	(75)	(4,737)	(28,963)
Investing activities of discontinued operations - Other	—	2,355	—	2,355
Net cash required by investing activities	(56,665)	(60,627)	(262,107)	(134,854)
Financing Activities
Purchases of treasury stock	(53,983)	(110,944)	(205,992)	(323,272)
Borrowings of debt	—	—	338,750	200,000
Repayments of debt	(5,278)	(10,157)	(131,412)	(20,438)
Debt issuance costs	—	—	(1,100)	(3,240)
Amounts related to share-based compensation	(319)	1,237	(5,549)	(4,158)
Net cash required by financing activities	(59,580)	(119,864)	(5,303)	(151,108)
Net increase (decrease) in cash and cash equivalents	1,014	(52,879)	16,215	51,478
Cash and cash equivalents at beginning of period	169,014	206,692	153,813	102,335
Cash and cash equivalents at end of period	$170,028	$153,813	$170,028	$153,813

Supplemental Disclosure Regarding Non-GAAP Financial Information
The following table sets forth the Company’s EBITDA and Adjusted EBITDA for the three and twelve months ended December 31, 2017 and 2016. EBITDA means net income (loss) plus net interest expense, plus income tax expense, depreciation and amortization, and Adjusted EBITDA adds back (i) other non-cash items (e.g., impairment of properties and accretion of asset retirement obligations) and (ii) other items that management does not consider to be meaningful in assessing our operating performance (e.g., (income) from discontinued operations, gain (loss) on sale of assets and other non-operating expense (income)). EBITDA and Adjusted EBITDA are not measures that are prepared in accordance with U.S. generally accepted accounting principles (GAAP).
We use Adjusted EBITDA in our operational and financial decision-making, believing that the measure is useful to eliminate certain items in order to focus on what we deem to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations. Adjusted EBITDA is also used by many of our investors, research analysts, investment bankers, and lenders to assess our operating performance. We believe that the presentation of Adjusted EBITDA provides useful information to investors because it allows understanding of a key measure that we evaluate internally when making operating and strategic decisions, preparing our annual plan, and evaluating our overall performance. However, non-GAAP measures are not a substitute for GAAP disclosures, and EBITDA and Adjusted EBITDA may be prepared differently by us than by other companies using similarly titled non-GAAP measures.
The reconciliation of net income to EBITDA and Adjusted EBITDA is as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Thousands of dollars)	2017	2016	2017	2016

Net income	$124,840	$43,817	$245,264	$221,492

Income tax expense (benefit)	(73,631)	23,015	(5,242)	130,539
Interest expense, net of interest income	12,314	9,820	45,351	39,126
Depreciation and amortization	33,452	25,863	116,966	98,610
EBITDA	$96,975	$102,515	$402,339	$489,767

Accretion of asset retirement obligations	450	414	1,785	1,650
(Gain) loss on sale of assets	524	428	3,950	(88,212)
Other nonoperating (income) expense	1,089	(114)	(2,180)	(3,080)
Adjusted EBITDA	$99,038	$103,243	$405,894	$400,125

2018 Full Year Guidance - GAAP to non-GAAP Reconciliation
An itemized reconciliation between projected Net Income and Adjusted EBITDA for the full year 2018 is as follows:

(Millions of dollars)	Fiscal Year 2018
Net Income	$155 to $195
Mid-point
Income taxes	$58
Interest expense, net of interest income	$46
Depreciation and amortization	$133
Other operating and nonoperating expenses, net	$3

Adjusted EBITDA	$390 to $440

For purposes of this reconciliation, the midpoint of a range for each reconciling item was used, and therefore actual results for each of these reconciling items is expected to be higher or lower than the amounts shown above. The size of the ranges varies based on the individual reconciling item and the assumptions made.